SUPPLEMENT No. 1 DATED August 6, 2008 (To Prospectus dated January 2, 2008	Rule 424(b)(3) Registration No. 333-142451

NEURALSTEM, INC.

20,310,813
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated January 2, 2008, of Neuralstem, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 20,310,813 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 3 of the prospectus dated January 2, 2008, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been notified that the selling shareholder, S.W. Bach & Company has transferred a portion of its warrants. Accordingly, the Selling Shareholder table is being supplemented with the information regarding the transferees as follows:

	Common Shares Owned Before Sale					Common Shares Owned After Sale
Selling Shareholder	Held Outright	Warrants/ Options	Amount	% of Class	Shares being registered	Amount	% of Class

S.W. Bach & Company	—	57,000	57,000	*	57,000	—	*

Albert Togut, as Chapter 7 Trustee of S.W. Bach & Company	—	44,030	44,030	*	44,030	—	*

Jacqueline Goode	—	19,245	19,245	*	19,245	—	*

David S. Lustig	—	7,150	7,150	*	7,150	—	*

Andrew Grossman	—	875	875	*	875	—	*

Total	—	128,300	128,300	*	128,300	—	*

*	Less than 1%